Exhibit 10.1

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SECOND AMENDMENT TO CREDIT AGREEMENT

SECOND AMENDMENT, dated March 6, 2012 (the “Second Amendment”), to that certain Credit Agreement, dated June 30, 2009 (as amended, the “Credit Agreement”), among Hill International, Inc., as borrower (the “Borrower”), Bank of America, N.A. as administrative agent (the “Administrative Agent”) and the Lenders (as defined therein).

W I T N E S S E T H

WHEREAS, pursuant to the Credit Agreement, the Lenders have provided certain loans and letters of credit to the Borrower which remain outstanding;

WHEREAS, in connection with the Credit Agreement, the Borrower executed that certain Guarantee and Collateral Agreement, dated June 30, 2009 (the “Collateral Agreement”) pursuant to which, among other things, the Borrower and the other Grantors (as defined therein) guarantied the Obligations and granted in favor of the Administrative Agent, for the benefit of the Secured Parties, a security interest in substantially all of their assets; and

WHEREAS, certain Events of Default described on Exhibit A hereto (collectively, the “Designated Defaults”) have occurred and are continuing, and the Borrower has requested that the Administrative Agent and the Lenders waive the Designated Defaults and also amend the Credit Agreement as set forth herein, and the Administrative Agent and the Lenders are willing to do so, but only on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. Terms defined in the Credit Agreement and used herein shall, unless otherwise indicated, have the meanings given to them in the Credit Agreement. Terms defined and used in this Second Amendment shall have the meanings given to them in this Second Amendment.

Section 1.2 Amendments to Existing Definitions. Section 1.01 of the Credit Agreement is hereby amended by modifying certain definitions contained therein as follows:

“Applicable Rate” is hereby amended by deleting the pricing grid set forth therein and replacing it with the following pricing grid:

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate Loans and Letters of Credit	Base Rate Loans
1	less than 1.00 to 1.00	0.25%	1.50%	0.10%
2	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	0.30%	1.75%	0.10%
3	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	0.35%	2.00%	0.50%
4	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	0.40%	2.25%	0.75%
5	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	0.45%	2.50%	1.00%
6	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	0.50%	2.75%	1.25%
7	Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	0.50%	3.00%	1.50%
8	Greater than or equal to 4.00 to 1.00 but less than 4.50 to 1.00	0.50%	3.50%	2.00%
9	Greater than or equal to 4.50 to 1.00 but less than 5.00 to 1.00	0.50%	5.00%	3.50%
10	Greater than or equal to 5.00 to 1.00 but less than 5.50 to 1.00	0.50%	5.25%	3.75%
11	Greater than or equal to 5.50 to 1.00 but less than 6.00 to 1.00	0.50%	5.50%	4.00%
12	Greater than or equal to 6.00 to 1.00	0.50%	5.75%	4.25%

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and by deleting “Notwithstanding the foregoing, from and after the Forbearance and First Amendment Effective Date, the Applicable Rate shall, in all cases, be determined based on Pricing Level 4 set forth above plus 1% per annum.”

“Consolidated Fixed Charge Coverage Ratio” is hereby amended by deleting all of (iii) and replacing it with “(iii) payments on long term debt made during the most recently completed Measurement Period (including the principal component of any payments in respect of Capitalized Leases) and”

“Consolidated Leverage Ratio” is hereby amended by deleting the period at the end of such definition and adding “, it being understood that obligations of foreign Subsidiaries arising under letters of credit shall be excluded from such ratio.”

“Letter of Credit Sublimit” is hereby amended by replacing “$25,000,000” with “$35,000,000” and by deleting the period at the end of the first sentence and adding “, provided, however, that upon the satisfaction of the Required Commitment Reduction Conditions, the Letter of Credit Sublimit means an amount equal to the Aggregate Commitments, as the same may be reduced from time to time in accordance with the express provisions of this Credit Agreement.”

“Maturity Date” is hereby amended by deleting such existing definition and replacing it with “means March 31, 2014, provided, however, that if the Required Commitment Reduction Conditions are not satisfied on or prior to March 31, 2013, the Maturity Date means March 31, 2013; in all cases if such Maturity Date is not a Business Day, the Maturity Date shall be the next preceding Business Day.”

Section 1.3 Additional Definitions. Section 1.01 of the Credit Agreement is hereby further amended by inserting the following new definitions in alphabetical order:

“Libya Receivable” means any obligation or amount owed to the Borrower or any of its Subsidiaries on account of management services provided as of the Second Amendment Effective Date in connection with the construction and renovation of various universities located in the country of Libya, including any obligation arising from services provided to the Organization for the Development of Administrative Centers (Libya).

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“Second Amendment” means the Second Amendment to Credit Agreement, dated March 5, 2012.

“Second Amendment Costs” means (i) all expenses of the Administrative Agent that are paid by the Borrower in connection with the Second Amendment, (ii) any fees paid by the Borrower to the Lenders in connection with the Second Amendment, and (iii) the fees and disbursements of counsel and any auditor to the Borrower that are paid by the Borrower and incurred solely in connection with the Second Amendment.

“Second Amendment Effective Date” means the Second Amendment Effective Date, as defined in the Second Amendment.

“Net Libya Receivable” means the portion of the Libya Receivable paid to the Borrower or any of its Subsidiaries in U.S. Dollars or readily convertible currencies, net of (a) up to an aggregate amount of $16,000,000 of paid-when-paid obligations owed at the time of receipt of any such payment or payments, (b) all taxes due solely in connection with the Libya Receivable and (c) amounts to be paid to subcontractors or suppliers in U.S. Dollars or readily convertible currencies solely in connection with the Libya Receivable.

“Required Commitment Reduction Conditions” means a permanent reduction in the Aggregate Commitments to an amount equal to or less than $75,000,000, together with a prepayment of the Loans and/or Cash Collateralization of Letter of Credit Obligations to the extent required as set forth in Section 2.05(c), which events shall, in accordance with Section 2.06, take place on or prior to March 31, 2013.

ARTICLE II

LIMITED WAIVER

Section 2.1 Limited Waiver. The Administrative Agent and the Lenders hereby agree to waive the Designated Defaults during the period from the Second Amendment Effective Date (defined in Article V below) through the earlier of (i) the Maturity Date and (ii) the date on which there is an occurrence of an Event of Default other than the Designated Defaults (the “Limited Waiver Period”).

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ARTICLE III

AMENDMENTS

Section 3.1 Amendments to Section 2.03 (Letters of Credit). Subsection 2.03(a)(ii) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with:

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date;

(B) the expiry date of such requested Letter of Credit (including as a result of an automatic extension) would occur after March 31, 2014, unless all the Lenders have approved such expiry date, provided that if the Required Commitment Reduction Conditions have been satisfied, the expiry date of such request Letter of Credit (including as a result of an automatic extension) shall not occur after March 31, 2015 unless all the Lenders have approved such expiry date; or

(C) the aggregate amount available to be drawn under all Letters of Credit with expiry dates after March 31, 2013 (including as a result of automatic extensions) would exceed an aggregate amount of $27,500,000, unless (i) all Lenders have approved such additional amounts or (ii) the Required Commitment Reduction Conditions have been satisfied.

Notwithstanding the foregoing, nothing contained herein shall limit in any way the obligation of the Borrower to Cash Collateralize Letters of Credit in accordance with Section 2.15.

Section 3.2 Amendments to Section 2.06 (Termination or Reduction of Commitments). Section 2.06 of the Credit Agreement is hereby amended by deleting such section in its entirety and replacing it with:

(a) The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,500,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess.

(b) If, on March 31, 2013, the Aggregate Commitments are greater than $75,000,000, the Aggregate Commitments shall be immediately reduced to $75,000,000, and the Borrower

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shall immediately prepay Loans and/or Cash Collateralize the Letter of Credit Obligations to the extent necessary to reduce the Total Outstandings to an amount equal to or less than the Aggregate Commitments in accordance with Section 2.05(c).

In each case ((a) or (b) above), the Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 3.3 Amendments to Section 2.07 (Repayment of Loans). Section 2.07 of the Credit Agreement is hereby amended by deleting subsection (c) therein, and replacing it with the following:

(c) If the Borrower or any of its Subsidiaries receives any proceeds from the issuance or sale of any additional equity interests of the Borrower (other than under the existing Hill International, Inc. 2006 Employee Stock Option Plan and the Hill International, Inc. Employee Stock Purchase Plan), an amount equal to (i) 100% of the first $25,000,000 in net cash proceeds from all such equity issuances, plus (ii) if the net cash proceeds from all such equity issuances exceed $50,000,000, 50% of such excess net cash proceeds shall be immediately applied by the Borrower to the repayment of the Loans, with a concurrent reduction in the Aggregate Commitments in an amount equal to the amount so repaid on the Loans, provided that the Borrower shall not be required to reduce the Aggregate Commitments to an amount below $60,000,000 as a result of this provision. Within two (2) Business Days of the receipt by the Borrower of any proceeds from such issuance or sale of any additional equity interests, the Borrower shall provided to the Administrative Agent a statement setting forth in detail the amount of the gross proceeds and the net proceeds (including an itemization of all deductions from the gross proceeds) received from each such equity issuance or sale as of the date such proceeds were received. All proceeds received by the Borrower from each such equity issuance or sale shall be deposited into the Borrower’s primary operating account maintained with the Administrative Agent.

Section 2.07 of the Credit Agreement is hereby further amended by adding thereto the following new subsections (e) and (f):

(e) If the Borrower or any of its Subsidiaries receives any payments or proceeds on account of the Libya Receivable, an amount equal to 50% of the Net Libya Receivable shall be immediately applied by the Borrower to the repayment of the Loans, with a concurrent reduction in the Aggregate Commitments in an amount equal to the amount so repaid on the Loans, provided that the Borrower shall not be required to reduce the Aggregate Commitments to an amount below $60,000,000 as a result of this provision.

(f) If the Borrower or any of its Subsidiaries receives any payments or distributions from the HillStone International LLC joint venture, 50% of each such

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payment or distribution shall be immediately applied by the Borrower to the repayment of the Loans, with a concurrent reduction in the Aggregate Commitments in an amount equal to the amount so repaid on the Loans, provided that the Borrower shall not be required to reduce the Aggregate Commitments to an amount below $60,000,000 as a result of this provision.

Section 3.4 Amendments to Section 6.01 (Financial Statements). Section 6.01 of the Credit Agreement is hereby amended by deleting subsection (e) in its entirety, and by amending subsection (f) by re-lettering such subsection as “(e)”, by deleting the period at the end of such subsection, and by adding the following:

“, provided, however, that upon the satisfaction of the Required Commitment Reduction Conditions, such reports shall be due no later than 45 days after the end of each fiscal quarter of the Borrower.”

Section 3.5 Amendments to Section 7.02 (Indebtedness). Section 7.02(h) of the Credit Agreement is hereby amended by:

Inserting “(a)” into the first sentence immediately following the word “incurred” and before the words “in connection”

and deleting the semicolon at the end of such subsection and replacing it with “, and (b) in an additional amount of up to an aggregate of $4,000,000 at any time outstanding;”

Section 3.6 Amendments to Section 7.11 (Financial Covenants). Section 7.11 of the Credit Agreement is hereby amended by deleting subsections (a), (b), (c), (d) and (e) thereof, and inserting in lieu thereof the following subsections (a), (b) and (c):

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio for each Measurement Period ending June 30, 2012, September 30, 2012 and December 31, 2012 to be greater than 7.00 to 1.00; permit the Consolidated Leverage Ratio for the Measurement Period ending March 31, 2013 to be greater than 4.25 to 1.00; permit the Consolidated Leverage Ratio for the Measurement Period ending June 30, 2013 to be greater than 4.00 to 1.00; permit the Consolidated Leverage Ratio for the Measurement Period ending September 30, 2013 to be greater than 3.75 to 1.00; or permit the Consolidated Leverage Ratio for the Measurement Period ending December 31, 2013 and for each Measurement Period thereafter to be greater than 3.50 to 1.00.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for the two fiscal quarters ending March 31, 2012 and the three fiscal quarters ending June 30, 2012 to be less than 1.00 to 1.00, and for the Measurement Period ending September 30, 2012 and for each Measurement Period thereafter, to be less than 1.25 to 1.00, it being understood and agreed that Forbearance and First Amendment Costs and the Second Amendment Costs will be excluded from such calculation.

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(c) Consolidated Funded Indebtedness. Permit the ratio of (i) Consolidated Funded Indebtedness to (ii) Consolidated Net Worth to be greater than 0.65 to 1.00, it being understood and agreed that obligations of foreign Subsidiaries arising under letters of credit shall be excluded from such calculation.

ARTICLE IV

AGREEMENTS

Section 4.1 Outstanding Obligations. The Borrower acknowledges and agrees that as of March 2, 2012, the Borrower is indebted to the Lenders in the Outstanding Amount of $99,208,403.48 (inclusive of $19,208,403.48 of Letters of Credit obligations) plus accrued interest and fees thereon.

Section 4.2 No Eurodollar Rate Loans. The Borrower acknowledges and agrees that prior to satisfaction by the Borrower of the Required Commitment Reduction Conditions, the Borrower shall not be permitted to request or obtain any Eurodollar Rate Loan.

Section 4.3 No New Investments. The Borrower acknowledges and agrees that until such time as the Consolidated Leverage Ratio is less than or equal to 2.00 to 1.00, the Borrower and its Subsidiaries shall be prohibited from making any Investment described in Section 7.03(f) of the Credit Agreement without the prior written consent of the Required Lenders in accordance with the terms of the Credit Agreement.

Section 4.4 No Restricted Payments. The Borrower acknowledges and agrees that until such time as the Consolidated Leverage Ratio is less than or equal to 2.00 to 1.00, the Borrower and its Subsidiaries shall be prohibited from declaring or making any Restricted Payment of any kind described in Section 7.06(d) of the Credit Agreement without the prior written consent of the Required Lenders in accordance with the terms of the Credit Agreement.

Section 4.5 Subsequent Amendment Fee. The Borrower acknowledges and agrees that on April 15, 2013, the Borrower shall pay to the Administrative Agent, for the account of each Lender that has a Commitment beyond April 15, 2013, on a pro rata basis, a subsequent amendment fee equal to 1.0% of the Aggregate Commitments as of April 15, 2013 (the “Subsequent Amendment Fee”).

Section 4.6 Deferred Fee. The Borrower acknowledges and agrees that the Borrower shall pay, for the ratable benefit of all Lenders, a deferred fee consisting of 2.0% of the Total Outstandings accruing on a per annum rate (the “Deferred Fee”), and such Deferred Fee shall cease to accrue only upon the earlier to occur of (a) satisfaction of the Required Commitment Reduction Conditions, or (b) payment in full of all Obligations. The Deferred Fee shall be (y) fully earned as and when accrued and (z) payable, to the extent then accrued and unpaid, on the following dates: (1) the date on which each of the Required Commitment Reduction Conditions is satisfied, (2) the date of the occurrence of any Event of Default other than the Designated Defaults, (3) the date on which the Obligations are otherwise paid in full and (4) the Maturity Date.

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ARTICLE V

EFFECTIVE DATE

This Second Amendment shall become effective as of the date (the “Second Amendment Effective Date”) when each of the following has been satisfied or waived in accordance with the terms hereof:

(a) Receipt by the Administrative Agent of counterparts of the Second Amendment executed by the Borrower, the Administrative Agent and all Lenders;

(b) Payment by the Borrower to the Administrative Agent, for the account of each Lender that executes the Second Amendment on a pro rata basis, an amendment fee equal to .15% of the Aggregate Commitments as of the Second Amendment Effective Date;

(c) Receipt by the Administrative Agent of executed counterparts of the Arrangement Fee Letter, along with payment by the Borrower to the Administrative Agent of the Arrangement Fee (as defined therein);

(d) Payment by the Borrower of reasonable out-of-pocket expenses of the Administrative Agent and the Lenders, including reasonable fees and expenses of Katten Muchin Rosenman LLP, counsel for the Administrative Agent, and Capstone Advisory Group, LLC, financial advisor for the Administrative Agent and counsel for each Lender; and

(e) Receipt by the Administrative Agent of updated schedules to the Credit Agreement and Collateral Agreement, along with executed original counterparts to the Perfection Certificates, Trademark Security Agreements and Assumption Agreements, in each case delivered pursuant to the Forbearance and First Amendment and dated as of November 15, 2011.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Continuing Effect of the Credit Agreement. The Borrower, the Administrative Agent and the Lenders hereby acknowledge and agree that the Credit Agreement shall continue to be and shall remain unchanged and in full force and effect in accordance with its terms, except as expressly modified hereby, and is hereby in all respects ratified and confirmed. Any terms or conditions contained in this Second Amendment shall control over any inconsistent terms or conditions in the Credit Agreement.

Section 6.2 No Waiver. Nothing contained in this Second Amendment shall be construed or interpreted or is interpreted or intended as a waiver of or any limitation on any rights, powers, privileges or remedies that the Administrative Agent or the Lenders have or may have under the Credit Agreement or applicable law on account of any Default or Event of Default or otherwise, other than to the extent set forth in Section 2.1 of this Second Amendment.

Section 6.3 Representations and Warranties. Borrower hereby represents and warrants as of the date hereof that, after giving effect to this Second Amendment, (a) all

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representations and warranties contained in the Credit Agreement are true and correct in all material respects with the same effect as if made on and as of such date, except to the extent any of such representations and warranties relate to a specific date, in which case such representations and warranties shall be deemed true and correct on and as of such date and (b) after giving effect to this Second Amendment, no Default or Event of Default exists.

Section 6.4 Reaffirmation of Covenants. Borrower hereby expressly reaffirms each of the covenants made by it in the Credit Agreement and the Loan Documents.

Section 6.5 Specified Event of Default. Notwithstanding anything contained within the Credit Agreement or any other Loan Document, failure by the Borrower to comply with any of the covenants, agreements and representations set forth in Sections 4.4 through 4.6 herein shall constitute an immediate Event of Default.

Section 6.6 Release. The Borrower, on behalf of itself and its Subsidiaries, successors, assigns and other legal representatives (each a “Releasing Party”) hereby releases, waives, and forever relinquishes all claims, demands, obligations, liabilities and causes of action of whatever kind or nature (collectively, the “Claims”), whether known or unknown, which any of them have, may have, or might assert at the time of the execution of this Second Amendment or in the future against the Administrative Agent, the Lenders and/or their respective present and former parents, affiliates, participants, officers, directors, employees, agents, attorneys, accountants, consultants, successors and assigns (each a “Releasee”), directly or indirectly, which occurred, existed, were taken, permitted or begun from the beginning of time through the date hereof, arising out of, based upon, or in any manner connected with (a) the Loan Documents and/or the administration thereof or the Obligations created thereby, (b) any discussions, commitments, negotiations, conversations or communications with respect to the refinancing, restructuring or collection of any Obligations related to the Credit Agreement, any other Loan Document and/or the administration thereof or the Obligations created thereby, or (c) any matter related to the foregoing; provided, however, that (i) the foregoing shall not release Claims arising following the date hereof, and (ii) such release shall not be available to the extent that such Claims are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of a Releasee.

Section 6.7 Covenant Not to Sue. Each Releasing Party hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Releasing Party pursuant to Section 6.6 above. If a Releasing Party violates the foregoing covenant, all Releasing Parties agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

Section 6.8 Reference to and Effect on the Loan Documents. On and after the date hereof and the satisfaction of the conditions contained in Article V of this Second Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the “Credit Agreement”, and each reference in the other Loan Documents to “the Credit Documents”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

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For purposes of the Credit Agreement, all of the agreements of the Borrower and the Guarantors contained in this Second Amendment shall be deemed to be, and shall be, agreements under the Credit Agreement.

Section 6.9 Payment of Expenses. The Borrower, on behalf of itself and its Subsidiaries, agrees to pay or reimburse the Administrative Agent for all of its reasonable out of pocket costs and expenses incurred in connection with the negotiation and documentation of this Second Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and each Lender. In furtherance hereof and the provisions of the Credit Agreement, each of the Loan Parties jointly and severally agrees to reimburse the Administrative Agent and each Lender for all such costs, fees and expenses (including but not limited to reasonable fees and expenses of its counsel).

Section 6.10 Lender Reaffirmation and Indemnification. Each Lender acknowledges, reaffirms and ratifies its obligation to indemnify and hold harmless the Administrative Agent and its directors, officers, employees and agents pursuant to, and subject to, the terms and conditions of Section 10.04 of the Credit Agreement, (the “Administrative Agent’s Indemnity”) and acknowledges and agrees that the Administrative Agent’s Indemnity (subject to the terms and conditions hereof) shall apply to any and all acts or omissions of the Administrative Agent taken or omitted to be taken pursuant to, arising out of, in connection with or in respect to this Second Amendment or any of the other Loan Documents.

Section 6.11 Counterparts. This Second Amendment may be executed by one or more of the parties hereto in any number of separate counterparts (which may include counterparts delivered by facsimile transmission or electronic mail) and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any executed counterpart delivered by facsimile transmission or electronic mail shall be effective for all purposes hereof.

Section 6.12 GOVERNING LAW. THIS SECOND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their respective proper and duly authorized agents as of the date first written above.

BORROWER:

HILL INTERNATIONAL, INC.

By:	/s/ Irvin E. Richter
Name:	Irvin E. Richter
Title:	Chairman and CEO

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ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Christine Trotter
Name:	Christine Trotter
Title:	Assistant Vice President

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LENDERS:

BANK OF AMERICA, N.A., as Lender, Swing Line Lender and L/C Issuer

By:	/s/ John M. Schuessler
Name:	John M. Schuessler
Title:	Senior Vice President

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CAPITAL ONE, N.A., as Lender

By:	/s/ Robert P. Harvey
Name:	Robert P. Harvey
Title:	Senior Vice President

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THE PRIVATEBANK AND TRUST COMPANY, as Lender

By:	/s/ Matthew J. Gibbons
Name:	Matthew J. Gibbons
Title:	Managing Director

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PNC BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Emad N. Antoan
Name:	Emad N. Antoan
Title:	Vice President

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EXHIBIT A

Designated Defaults

Except to the extent expressly provided below, the following Events of Default shall constitute Designated Defaults to the extent arising as a result of events occurring prior to the Second Amendment Effective Date:

Failure to comply with the Consolidated Leverage Ratio covenant as set forth in Section 7.11(b) of the Credit Agreement, and the related Event of Default arising under Section 8.01(b) of the Credit Agreement, for the periods ending at any time from and after, or beginning on, February 4, 2011 through March 31, 2012.

Failure to comply with the Consolidated Fixed Charge Coverage Ratio covenant as set forth in Section 7.11(c) of the Credit Agreement, and the related Event of Default arising under Section 8.01(b) of the Credit Agreement for the periods ending at any time from and after, or beginning on, February 4, 2011 through September 30, 2011.

Failure to comply with the covenant to provide Certificates; Other Information set forth in Section 6.02(d) of the Credit Agreement, and the related Event of Default arising under Section 8.01(b) of the Credit Agreement.

Breach of the Investment Property representation and warranty set forth in Section 4.6(d) of the Collateral Agreement, and the related Event of Default arising under Section 8.01(d) of the Credit Agreement.

Breach of the Subsidiaries; Equity Interests; Loan Parties representation and warranty set forth in Section 5.13 of the Credit Agreement, and the related Event of Default arising under Section 8.01(d) of the Credit Agreement.

Failure to comply with the Covenant to Guarantee Obligations and Give Security set forth in Section 6.12 of the Credit Agreement, and the related Event of Default arising under Section 8.01(b) of the Credit Agreement.

Failure to comply with the Indebtedness and Investments covenants set forth in Sections 7.02(d) and 7.03(b) of the Credit Agreement, and the related Event of Default arising under Section 8.01(b) of the Credit Agreement.

Failure to comply with the Depository and Other Deposit Accounts covenant set forth in Section 5.9 of the Collateral Agreement, and the related Event of Default arising under Section 8.01(b) of the Credit Agreement.

Failure to comply with the Indebtedness covenant set forth in Section 7.02(h) of the Credit Agreement, and the related Event of Default arising under Section 8.01(b) of the Credit Agreement.

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